Exhibit 5.1

Our File No.	57562-0046

November 20, 2013

Uranium Energy Corp.
1111 West Hastings Street, Suite 320
Vancouver, BC V6E 2J3

Attention:       Board of Directors

Dear Sirs:

Re:          Uranium Energy Corp. (the "Company")
                2013 Stock Incentive Plan

We have acted as legal counsel for the Company in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") pursuant to the United States Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the registration of 2,000,000 shares of the Company's common stock (the "Shares") reserved for issuance with respect to the exercise of stock options and other awards that have been granted or may be granted pursuant to and in accordance with the Company's 2013 Incentive Stock Plan (the "Plan"). The Company previously registered 5,500,000 shares of common stock issuable pursuant to stock options and other equity incentive awards under the Company's 2006 Stock Incentive Plan on a registration statement on Form S-8 (Registration No. 333-147626) and a further 7,000,000 shares of common stock issuable pursuant to stock options and other equity incentive awards under the Company's 2009 Stock Incentive Plan, as amended, on two registration statements on Form S-8 (Registration Nos. 333-162264 and 333-172092). The Company's 2006 Stock Incentive Plan and the Company's 2009 Stock Incentive Plan, as amended, have been superseded and replaced by the Company's 2013 Stock Incentive Plan.

In rendering the opinion set forth below, we have reviewed:

(a)       the Registration Statement and the exhibits thereto;

(b)       the Articles and Bylaws of the Company, as in effect as of the date hereof;

(c)       certain records of the Company's corporate proceedings as reflected in its minute book, including resolutions of the board of directors approving the Plan and various stock options granted pursuant to the Plan;

(d)       the Plan;

(e)       an officer's certificate signed by Mark Katsumata, the Chief Financial Officer of the Company (the "Officer's Certificate"); and

(f)       such other documents as we have deemed relevant.

Subject to the foregoing and the assumptions, limitations and qualifications set forth in this letter, it is our opinion that the Shares will be validly issued and fully paid and non-assessable common shares in the capital of the Company when issued and sold pursuant to grants of stock options and other awards made pursuant to the Plan, provided that:

(a)       such stock options and awards are granted in accordance with the terms and conditions of the Plan; and

(b)       the persons receiving any stock options or other awards under the Plan perform their obligations to the Company in accordance with the terms and conditions of the Plan and any agreement evidencing the grant of the stock options or other awards, including the payment of the required exercise price with respect to stock options, or the payment of the required purchase price or the performance of the required services with respect to other awards.

Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

(a)       The foregoing opinion is limited to the State of Nevada, including all applicable provisions of the Nevada Revised Statutes (the "Nevada Statutes"). We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule or regulation, state or federal, applicable to the Company. In particular, we express no opinion as to United States federal securities laws.

(b)       We have assumed (i) the genuineness of all signatures on documents examined by us, (ii) the legal capacity of the officers of the Company, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (v) that the documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect.

(c)       We have assumed that (i) each stock option or other award granted or to be granted pursuant to the Plan has been or will be duly authorized by the board of directors of the Company in accordance with the Articles and Bylaws of the Company, the Nevada Statutes and the Plan, and (ii) each agreement governing a stock option or other award under the Plan has been or will be duly executed by each party thereto and constitutes or will constitute the legal, valid and binding obligations of the parties thereto, and that such agreements are or will be enforceable against each of the parties thereto in accordance with their respective terms.

(d)       We have assumed that each of the statements made and certified in the Officer's Certificate was true and correct when made, has at no time since being made and certified become untrue or incorrect and remains true and correct on the date hereof.

(e)       The opinion expressed in this letter is rendered as of the date hereof and is based on our understandings and assumptions as to present facts and on the application of the laws of the State of Nevada as the same exists on the date hereof. We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect any changes in the facts or law that may hereafter occur or take effect.

(f)       We have assumed that at the time the Company is or becomes obligated to issue any Shares upon exercise of stock options or awards granted pursuant to the Plan, the Company (i) will have adequate authorized and unissued Shares to fulfill such obligations, and (ii) will be in good standing with the Nevada Secretary of State.

(g)       We have assumed the absence of fraud in any transaction pursuant to which Shares have been or may be issued pursuant to any option or other award under the Plan, and that the consideration authorized by the board of directors for the Shares will have been received by the Company prior to their issuance.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and in any amendment thereto.

Yours truly,

"McMillan LLP"

McMillan LLP

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